Exhibit 99.1
NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc. Patty Eisenhaur (973) 355-8141

Charlie Mayr (973) 355-8483
Watson Q2 Net Revenue Climbs 29 Percent to $875 Million
— Second Quarter Adjusted Cash EPS of $0.83; 2010 GAAP EPS of $0.57
— Adjusted EBITDA Increases 26 Percent to $207 Million
MORRISTOWN, NJ — August 5, 2010 — Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net revenue grew 29 percent for the second quarter ended June 30, 2010 to $875.3 million, compared to $677.8 million in the second quarter 2009. On an adjusted cash basis, net income increased 22 percent to $102.8 million or $0.83 per share, compared to $84.2 million or $0.73 per share in the second quarter 2009. GAAP earnings for the second quarter 2010 were $0.57 per share, compared to $0.46 per share in the prior year period.
Adjusted EBITDA increased 26 percent to $207.4 million for the second quarter 2010, versus $164.1 million for the second quarter 2009. Cash and marketable securities were $236.1 million as of June 30, 2010. Please refer to the attached reconciliation tables for adjustments to GAAP earnings.
“The second quarter was one of solid financial growth, consistent performance, and continued progress against the strategies that will ensure growth of Watson’s global businesses,” said Paul Bisaro, president and CEO. “We continue to emphasize growing our businesses through product development and portfolio and market expansion. In the U.S., we have launched five new generic products so far this year and announced twelve new patent challenges. Outside the U.S., we continue to focus on enhancing our management structure, the profitability of our country operations, and expanding our presence in all of our markets including Finland, Poland and Turkey. We also invested more than $44 million in generic R&D, an increase of 49 percent. Our Global Brands business continued to focus on growing our existing products while investing in internal R&D and business development initiatives. Following the close of the quarter, we completed the acquisition of Columbia Laboratories’ progesterone gel product line and announced a licensing agreement with Itero Biopharmaceuticals for a new biologic for infertility.”

“At quarter end, our leverage ratio was just 1.6x Adjusted EBITDA, and we were upgraded by both Moody’s and the S&P,” Bisaro added. “I am extremely pleased with our accomplishments this quarter, and our continued progress in achieving our long-term objectives.”
Second Quarter 2010 Business Segment Results
Global Generics Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in millions)	2010	2009	2010	2009

Product sales	$560.8	$393.8	$1,094.9	$789.0
Other revenue	10.2	7.4	19.9	13.9

Net revenue	571.0	401.2	1,114.8	802.9
Operating expenses:
Cost of sales	305.9	234.1	593.4	472.6
Research and development	44.6	29.9	86.8	60.0
Selling and marketing	27.5	11.4	54.4	24.1

Segment contribution	$193.0	$125.8	$380.2	$246.2

Segment margin	33.8%	31.4%	34.1%	30.7%

Adjusted gross profit (1)	$277.3	$175.2	$550.4	$345.7
Adjusted gross margin	48.6%	43.7%	49.4%	43.1%

(1) Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:
Global Supply Chain Initiative	$12.2	$8.1	$17.2	$15.4
Purchase accounting adjustments	—	—	11.8	—
Global Generics net revenue for the second quarter 2010 increased 42 percent to $571.0 million, reflecting the addition of product sales from our new international markets, the addition of the 100mg and 200mg strengths of Metoprolol ER and higher sales of oral contraceptives. Second quarter international net revenue was $110.5 million, essentially flat when compared to the first quarter, as unit growth was offset by lower pricing and the unfavorable impact of foreign currency rates. On a constant currency basis, international net revenues increased approximately four percent.

Adjusted Global Generics gross margin increased five percent to 48.6 percent in the second quarter 2010, primarily due to the addition of new products and increased efficiencies resulting from our Global Supply Chain Initiative.
Global Generics research and development investment increased $14.7 million to $44.6 million in the second quarter 2010, due to increased investment in product development and higher international R&D expense. Watson currently has approximately 110 ANDAs pending in the U.S., including tentative approvals, and more than 900 applications pending outside of the U.S.
Global Brands Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in millions)	2010	2009	2010	2009

Product sales	$76.9	$97.6	$149.3	$195.8
Other revenue	26.6	17.7	45.5	31.5

Net revenue	103.5	115.3	194.8	227.3
Operating expenses:
Cost of sales	23.6	22.0	48.3	46.2
Research and development	17.2	12.7	34.5	24.9
Selling and marketing	35.4	39.1	67.9	76.0

Segment contribution	$27.3	$41.5	$44.1	$80.2

Segment margin	26.4%	36.0%	22.6%	35.3%

Adjusted gross profit (1)	$79.9	$93.3	$146.5	$181.1
Adjusted gross margin	77.2%	80.9%	75.2%	79.7%

(1)	Adjusted gross profit represents net revenue less cost of sales and excludes amortization of acquired intangibles.
Global Brands net revenue decreased 10 percent to $103.5 million in the second quarter 2010. Global Brands product sales for the second quarter 2010 decreased $20.7 million to $76.9 million, due to the loss of Ferrlecit® in December 2009. The decrease in product sales was partially offset by increased sales of RAPAFLO® and higher sales of INFeD®. Global Brands other revenue increased $8.9 million to $26.6 million, primarily due to the out-licensing of two legacy brand products, Monodox® and various forms of Cordran®.

Adjusted gross margin for the Global Brands segment decreased 3.7 percent to 77.2 percent in the second quarter 2010 as a result of the loss of Ferrlecit® in December 2009.
Global Brands R&D investment increased $4.5 million to $17.2 million, due primarily to higher clinical spending resulting from the initiation of a phase 3 study for a novel contraceptive and the addition of our newly acquired biologics business, Eden Biodesign.
Distribution Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in millions)	2010	2009	2010	2009

Net revenue	$200.8	$161.3	$422.2	$315.0
Operating expenses:
Cost of sales	168.5	137.0	361.0	263.0
Selling and marketing	17.8	15.7	36.0	31.8

Segment contribution	$14.5	$8.6	$25.2	$20.2

Segment margin	7.2%	5.3%	6.0%	6.4%

Adjusted gross profit (1)	$32.3	$24.3	$61.2	$52.0
Adjusted gross margin	16.1%	15.1%	14.5%	16.5%

(1)	Adjusted gross profit represents net revenue less cost of sales and excludes amortization of acquired intangibles.
Distribution segment net revenue for the second quarter 2010 increased 24 percent to $200.8 million. The increase was primarily due to sales of generic versions of Yaz®, Cozaar®, Hyzaar® and Skelaxin® launched in the second quarter 2010, as well as sales of new products launched late in 2009 and the first quarter 2010. Distribution revenue consists of sales of third-party products and excludes sales of Watson’s brand and generic products.
Distribution segment adjusted gross margin increased to 16.1 percent in the second quarter 2010, compared to 15.1 percent in the second quarter 2009 and 13.1 percent in the first quarter of 2010. The increase is primarily the result of a favorable product mix.
Other Operating Expenses
Consolidated general and administrative expense increased 22 percent from $62.1 million to $75.9 million primarily as a result of our newly acquired international business and an increase in bad debt expense of $5.8 million which occurred in our distribution business.

Amortization expense for the second quarter 2010 was $43.1 million, which includes $21.4 million in amortization related to the Arrow Group acquisition. Amortization expense was $22.1 million in the second quarter 2009.
2010 Financial Outlook
Watson’s estimates are based on actual results for the second quarter 2010 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.
• Watson estimates total net revenue for the full year ended December 31, 2010 at approximately $3.5 billion.
• Total Global Generics segment revenue between $2.25 and $2.35 billion
• Total Global Brands segment revenue between $440 and $460 million
• Total Distribution segment revenue between $760 and $800 million
• Adjusted EBITDA between $820 million and $850 million
• Cash earnings per share between $3.30 and $3.45
Webcast and Conference Call Details
Watson will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss second quarter results, the outlook for 2010 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 84949830. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Time, August 15, 2010. To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.
Forward-Looking Statement
Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; timely and successful consummation of strategic transactions; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions including the acquisition of the Arrow Group; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the acquisition of the Arrow Group and acquisition of the Crinone® and Prochieve® product rights; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; fluctuations in foreign currency exchange rates; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the period ended December 31, 2009 and Watson’s quarterly report on Form 10-Q for the period ended March 31, 2010. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.
All trademarks used are the property of their respective owners.

The following table presents Watson’s results of operations for the three and six months ended June 30, 2010 and 2009:
Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net revenues	$875.3	$677.8	$1,731.8	$1,345.2

Operating expenses:
Cost of sales (excludes amortization, presented below)	498.0	393.1	1,002.7	781.8
Research and development	61.8	42.6	121.3	84.9
Selling, general and administrative	156.6	128.3	308.6	262.9
Amortization	43.1	22.1	82.1	43.9
Loss (gain) on asset sales and impairment	0.1	0.2	1.1	(1.3)

Total operating expenses	759.6	586.3	1,515.8	1,172.2

Operating income	115.7	91.5	216.0	173.0

Non-operating income (expense), net:
Interest income	0.3	1.3	0.7	3.3
Interest expense	(20.0)	(4.6)	(40.3)	(9.3)
Other income	2.5	2.4	28.6	3.6

Total non-operating (expense), net	(17.2)	(0.9)	(11.0)	(2.4)

Income before income taxes and noncontrolling interest	98.5	90.6	205.0	170.6
Provision for income taxes	27.9	37.6	64.6	68.5

Net income attributable to common shareholders	$70.6	$53.0	$140.4	$102.1

Diluted earnings per share	$0.57	$0.46	$1.14	$0.89

Diluted weighted average shares outstanding	124.0	118.8	123.7	118.5

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009.
Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30,	December 31,
	2010	2009
		Revised(1)

Assets
Cash and cash equivalents	$224.8	$201.4
Marketable securities	11.3	13.6
Accounts receivable, net	502.1	517.4
Inventories	699.3	692.3
Other current assets	183.8	213.9
Current deferred tax assets	135.8	130.9
Property and equipment, net	652.2	694.2
Investments and other assets	179.5	225.3
Product rights and other intangibles, net	1,599.6	1,713.5
Goodwill	1,524.4	1,501.0

Total assets	$5,712.8	$5,903.5

Liabilities & Stockholders’ Equity
Current liabilities	$669.2	$740.3
Current debt and current portion of long-term debt	85.0	307.6
Long-term debt	1,158.5	1,150.2
Deferred income taxes and other liabilities	664.9	682.3
Stockholders’ equity	3,135.2	3,023.1

Total liabilities and stockholders’ equity	$5,712.8	$5,903.5

(1)
The December 31, 2009 balance sheet has been revised to reflect the completion of the Arrow purchase price allocation of intellectual properties by tax jurisdiction and the resulting deferred tax liabilities by legal entity, the evaluation of uncertain tax positions and related deferred tax assets and liabilities. This resulted in a reduction to the previously stated balance of goodwill, primarily due to reductions to deferred tax liabilities as a result of the allocation of intangibles to legal entities with lower effective tax rates, as well as the completion of our review of acquired tax attributes, valuation allowances and tax contingencies.

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009.
Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Six Months Ended
	June 30,
	2010	2009
Cash Flows from Operating Activities:
Net income	$140.4	$102.1

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	133.4	91.2
Deferred income tax (benefit) provision	(26.9)	2.3
Provision for inventory reserve	21.1	25.2
Restricted stock and stock option compensation	11.0	9.6
(Gain) loss on securities and impairment	(24.8)	1.1
Other adjustments	12.2	(5.4)
Changes in assets and liabilities:
Accounts receivable, net	3.1	(51.6)
Inventories	(45.5)	(51.4)
Accounts payable and accrued expenses	(4.5)	45.8
Income taxes payable	(23.6)	(11.0)
Other assets and liabilities	(9.8)	3.3

Total adjustments	45.7	59.1

Net cash provided by operating activities	186.1	161.2

Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(23.6)	(41.5)
Additions to marketable securities and long-term investments	(21.4)	(3.0)
Proceeds from sale of marketable securities and investments	7.3	3.9
Acquisition of business, net of cash acquired	(16.8)	—
Proceeds from the sale of cost/equity investments	94.6	—
Other investing activities, net	3.3	3.0

Net cash provided by (used in) investing activities	43.4	(37.6)

Cash Flows from Financing Activities:
Payments on term loan, current debt and other long-term liabilities	(224.3)	(1.6)
Proceeds from stock plans	25.5	10.1
Repurchase of common stock	(4.6)	(2.2)

Net cash used in (provided by) financing activities	(203.4)	6.3

Effect of currency exchange rate changes on cash and cash equivalents	(2.7)	—

Net increase in cash and cash equivalents	23.4	129.9
Cash and cash equivalents at beginning of period	201.4	507.6

Cash and cash equivalents at end of period	$224.8	$637.5

The following table presents a reconciliation of reported net income and diluted earnings per share to pro forma cash net income for the three and six months ended June 30, 2010 and 2009:
Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

GAAP to Adjusted cash net income calculation

Reported GAAP net income	$70.6	$53.0	$140.4	$102.1
Adjusted for:
Global supply chain initiative(1)	15.5	8.6	20.7	17.8
Acquisition and licensing charges	8.8	11.9	34.8	11.9
Loss (gain) on securities and impairment	(1.4)	—	(24.8)	1.1
Loss (gain) on asset sales and impairment	0.1	0.2	1.1	(1.3)
Legal settlements	—	—	3.0	18.8
Amortization	43.1	22.1	82.1	43.9
Income taxes	(33.9)	(11.6)	(54.2)	(29.9)

Adjusted cash net income	102.8	84.2	203.1	164.4
Add: Interest expense on CODES, net of tax	—	2.0	—	3.9

Adjusted cash net income, adjusted for interest on CODES	$102.8	$86.2	$203.1	$168.3

Diluted earnings per share

Diluted earnings per share — GAAP	$0.57	$0.46	$1.14	$0.89

Diluted earnings per share — Cash	$0.83	$0.73	$1.64	$1.42

Basic weighted average common shares outstanding	122.3	103.4	122.0	103.2
Effect of dilutive securities:
Conversion of CODES	—	14.4	—	14.4
Dilutive share-based compensation arrangements	1.7	1.0	1.7	0.9

Diluted weighted average common shares outstanding	124.0	118.8	123.7	118.5

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and six months ended June 30, 2010 and 2009 to adjusted EBITDA:
Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

GAAP net income	$70.6	$53.0	$140.4	$102.1
Plus:
Interest expense	20.0	4.6	40.3	9.3
Interest income	(0.3)	(1.3)	(0.7)	(3.3)
Provision for income taxes	27.9	37.6	64.6	68.5
Depreciation (includes accelerated depreciation)	26.6	24.1	51.3	47.3
Amortization	43.1	22.1	82.1	43.9

EBITDA	187.9	140.1	378.0	267.8

Adjusted for:
Global supply chain initiative	12.7	6.8	16.5	14.2
Acquisition and licensing charges	2.1	11.9	21.5	11.9
Loss (gain) on securities and impairment	(1.4)	—	(24.8)	1.1
Loss (gain) on asset sales and impairment	0.1	0.2	1.1	(1.3)
Legal settlements	—	—	3.0	18.8
Share-based compensation	6.0	5.1	11.0	9.6

Adjusted EBITDA	$207.4	$164.1	$406.3	$322.1

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2010 to adjusted net income and adjusted earnings per diluted share:
Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table — Forecasted Adjusted Cash Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months
	Ending December 31, 2010
	Low	High

GAAP to Adjusted cash net income calculation

GAAP net income	$266.2	$285.5
Adjusted for:
Amortization	174.8	174.8
Acquisition and licensing charges	58.1	58.1
Global supply chain initiative	40.4	40.4
Legal settlements	3.0	3.0
Loss on asset sales/impairment	1.1	1.1
Gain on security sales	(24.8)	(24.8)
Income taxes	(109.4)	(109.4)

Adjusted cash net income	$409.4	$428.7

Diluted earnings per share

Diluted earnings per share — GAAP	$2.15	$2.30

Diluted earnings per share — Cash	$3.30	$3.45

Diluted weighted average common shares outstanding	124.1	124.1

The reconciliation table is based in part on management’s estimate of adjusted cash net income for the year ending December 31, 2010. Watson expects certain known GAAP charges for 2010, as presented in the schedule above. Other GAAP charges that may be excluded from adjusted cash net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2010 to adjusted EBITDA:
Table 7
Watson Pharmaceuticals, Inc.
Reconciliation Table — Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months
	Ending December 31, 2010
	Low	High

GAAP net income	$266.2	$285.5
Plus:
Interest expense	80.5	80.5
Interest income	(1.7)	(1.7)
Provision for income taxes	133.8	143.5
Depreciation (includes accelerated depreciation)	104.9	104.9
Amortization	174.8	174.8

EBITDA	758.5	787.5

Adjusted for:
Loss on asset sales/impairment	1.1	1.1
Share-based compensation	20.2	20.2
Global supply chain initiative	31.3	32.3
Acquisition and licensing charges	30.7	30.7
Legal settlements	3.0	3.0
Gain on security sales/impairment	(24.8)	(24.8)

Adjusted EBITDA	$820.0	$850.0

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2010. Watson expects certain known GAAP charges for 2010, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.